Exhibit 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Westrock Company
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	1,500,000(2)(3)	$37.72	$56,580,000	0.00011020	$6,235.12
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	550,000(3)(4)	$37.72	$20,746,000	0.00011020	$2,286.21

Total Offering Amounts					$77,326,000		$8,521.33
Total Fee Offsets							$--
Net Fee Due							$8,521.33

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices per share of the common stock, par value $0.01 per share, of WestRock Company (the “Common Stock”) reported on the New York Stock Exchange on January 30, 2023.

(2)
This registration statement (this “Registration Statement”) covers the offer and sale of an additional 1,500,000 shares of Common Stock for issuance under the WestRock Company Amended and Restated 2016 Incentive Stock Plan pursuant to the share recycling provisions set forth in Section 3.2 thereof.

(3)
Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transactions or pursuant to anti-dilution adjustments.

(4)
This Registration Statement also covers the offer and sale of an additional 550,000 shares of Common Stock for issuance under the WestRock Company 2020 Incentive Stock Plan, as amended, pursuant to the share recycling provisions set forth in Section 3.2 thereof.